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                  NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS
                       OF LAKELAND FINANCIAL CORPORATION
                            CONCERNING YOUR RIGHTS
                           REGARDING LAKELAND STOCK

                                August 19, 2004

         On June 23, 2004, we notified you that, as a director or executive officer of Lakeland Financial Corporation ("Lakeland"), you would be prohibited from conducting certain transactions in Lakeland securities during Lakeland's transition of record keepers for the Lakeland Financial Corporation 401(k) Plan. Originally, this prohibition was scheduled to terminate on August 27, 2004. Fidelity Investments, the new record keeper for the Lakeland Financial Corporation 401(k) Plan, accomplished the transition earlier than expected. Therefore, the blackout period on trading in Lakeland equity securities is being terminated, effective today, August 19, 2004. Subject to the other limitations under the securities laws (Section 16 short swing trading, insider trading, Rule 144, etc.) you are able to effect trades in Lakeland stock. Pursuant to our insider trading policy, you are still required to pre-clear all transactions in Lakeland securities with David Findlay.

         Other than the earlier ending date, there are no material changes in the information contained in the prior notice.

         If you have any questions regarding this notice, you should contact David Findlay at (574) 267-9197.